Exhibit 23.7

80 State Street * Albany, NY 12207

(518) 426-0100 * FAX (518) 426-0104

October 7, 2010

Board of Directors

Southern Connecticut Bancorp, Inc.

215 Church Street

New Haven, CT 06510

Re: Consent of Northeast Capital & Advisory, Inc.

Gentlemen:

We hereby consent to (i) the use of our opinion letter dated September 17, 2010 to the Board of Directors of Southern Connecticut Bancorp, Inc. (the “Company”) included in Appendix C to the joint proxy statement/prospectus relating to the proposed merger of the Company and Naugatuck Valley Financial Corporation, and (ii) the references to such opinion in such joint proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.